Exhibit 99.2

Execution Version

SHARE PURCHASE AGREEMENT

This SHARE PURCHASE AGREEMENT, dated as of May 30, 2024 (this “Agreement”), by and among Alibaba Investment Limited, whose legal address is c/o Vistra Corporate Services Centre, Wickhams Cay II, Road Town, Tortola, VG1110, British Virgin Islands (the “Seller”) and Champion Kerry Inc. (a BVI investment vehicle managed by ACCF Capital Management Pte. Ltd), a company incorporated in the British Virgin Islands, whose legal address is Wickhams Cay II, Road Town, Tortola, VG1110, British Virgin Islands (the “Purchaser” together with the Seller, each a “Party” and collectively, the “Parties”). Capitalized terms not otherwise defined shall have the meanings ascribed in Section 6.1 hereof.

WHEREAS, the Seller is the owner of 26,469,422 Class A Ordinary Shares of the Company (the “Sale Shares”);

WHEREAS, the Seller has agreed to sell to the Purchaser, and the Purchaser has agreed to purchase from the Seller, all of the Seller’s right, title and interest in and pertaining to the Sale Shares at the Purchase Price, all upon the terms and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the premises and the covenants hereinafter contained, it is agreed as follows:

I.         PURCHASE AND SALE

1.1           Purchase and Sale. Subject to the terms and conditions set forth in this Agreement, the Purchaser agrees to purchase from the Seller, and the Seller agrees to sell, transfer and assign to the Purchaser, at the Closing (as defined below), the Sale Shares and all of the Seller’s right, interest and title therein (including all dividends, distributions and other benefits attaching to the Sale Shares) free and clear of all Liens, for the Purchase Price.

1.2           The Closing.

(a)            The closing of the purchase and sale of the Sale Shares and the other transactions contemplated hereby (the “Closing”) shall take place on the same date on which all the conditions set forth under Sections 4.1 and 4.2 are satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing) or such other date as may be agreed by all the Parties (the “Closing Date”).

(b)            At the Closing:

(i)             the Seller shall deliver, or cause to be delivered, to the Purchaser:

(A)         the original share certificate representing the Sale Shares;

(B)         a duly executed instrument of transfer from the Seller in respect of the Sale Shares in favor of the Purchaser in accordance with the then-effective memorandum and articles of association of the Company;

(C)          a certified true copy of an extract of the updated Register of Members of the Company reflecting the Purchaser as the owner of the Sale Shares, dated as of the Closing Date;

(D)         a resignation letter duly executed by Liu Yang (刘洋); and

(E)         copies of the board resolutions of the Seller duly authorizing and approving this Agreement and the transactions contemplated hereby;

(ii)            the Purchaser shall deliver, or cause to be delivered, to the Seller:

(A)        a copy of an “MT-103” message issued by the remitting bank showing the wire transfer of immediately available funds into the account set forth in Schedule A hereto (or another account designated by the Seller in writing at least three (3) Business Days prior to the Closing) in the amount of the Purchase Price; and

(B)        copies of the board resolutions of the Purchaser duly authorizing and approving this Agreement and the transactions contemplated hereunder.

(c)          Unless otherwise agreed by the Seller and the Purchaser, all actions at the Closing are inter-dependent and will be deemed to take place simultaneously and no delivery or payment will be deemed to have been made until all deliveries and payments under this Agreement due to be made at the Closing have been made.

II.       PURCHASER’S REPRESENTATIONS AND WARRANTIES

The Purchaser makes the following representations and warranties to the Seller as of the date hereof and the Closing Date:

2.1          Authority; Binding Effect. The Purchaser has the requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. All corporate action on the part of the Purchaser necessary for the authorization, execution and delivery of this Agreement and the performance of all of its obligations hereunder, including the purchase of the Sale Shares, have been taken prior to the Closing. This Agreement has been duly and validly executed and delivered by the Purchaser and (assuming the due execution and delivery thereof by the Seller) constitutes the legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms.

2.2          No Conflicts. Except as would not have a material impact on the Purchaser’s ability to consummate the transactions contemplated by this Agreement and perform its obligations hereunder, the execution and delivery of this Agreement and the consummation of the transactions contemplated herein and compliance by the Purchaser with its obligations hereunder do not and will not, whether with or without the giving of notice or passage of time or both, (i) conflict with or constitute a breach of, or default under, require any consent or other action by any Person under, give rise to any right of termination, cancellation or acceleration of any right or obligation of any Person, or result in the creation or imposition of any tax, Lien (as defined below), limitation or restriction upon any property or assets of the Purchaser pursuant to any contract, indenture, mortgage, deed of trust, loan or credit agreement, note, license, lease or other agreement or instrument to which the Purchaser is a party or by which the Purchaser is bound, or to which any of the property or assets of the Purchaser is subject, or (ii) result in any violation of the provisions of Organizational Documents of the Purchaser or any applicable treaty, law, statute, rule, regulation, judgment, order, writ or decree of any government, government instrumentality or court, domestic or foreign, having jurisdiction over the Purchaser or any of its properties.

2.3           No Consents. Except for any filing or notification required to be made with the SEC and by the SFC regarding the transactions contemplated under this Agreement after the date hereof or after the consummation of such transactions, no filing with, or consent, approval, authorization, order, registration, qualification or decree of, or any other action by or in respect of, any court or governmental authority or agency, domestic or foreign, is necessary or required for the entry into of this Agreement by the Purchaser or the performance by the Purchaser of its obligations hereunder or the purchase of the Sale Shares by the Purchaser and the consummation of the transactions contemplated herein.

2.4           Purchase for Investment. The Purchaser is acquiring the Sale Shares for investment for its own account and not with a view toward any resale or distribution thereof except in compliance with the Securities Act or state securities law (“Blue Sky Law”). The Purchaser does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to any person with respect to the Sale Shares. The Purchaser hereby acknowledges that the Sale Shares have not been registered pursuant to the Securities Act or Blue Sky Law and may not be transferred in the absence of such registration thereunder or an exemption therefrom, unless in a transaction not subject to the Securities Act or Blue Sky Law. The Purchaser acknowledges that the Sale Shares are being transferred hereby under an exemption or exemptions from the registration and qualification requirements of the Securities Act and Blue Sky Law which impose certain restrictions on the Purchaser’s ability to transfer the Sale Shares and shall be deemed to have been acquired in a transaction that (i) is not a distribution for purposes of Section 2(a)(11) of the Securities Act and (ii) does not involve any public offering. The Purchaser is aware of the provisions of Rule 144 promulgated under the Securities Act, including without limitation the applicable holding periods thereunder. The Purchaser understands that any resale or other transfer, or attempted resale or other transfer, made other than in compliance with the above-stated restrictions shall not be recognized by the Company and such purported transaction shall be null and void ab initio and shall vest no right in the purported transferee.

2.5          Purchaser Status. The Purchaser either (i) is an institutional “accredited investor” (as defined in Rule 501(a) of Regulation D under the Securities Act) or (ii) is not a U.S. Person and is located outside of the United States, as such terms are defined in Rule 902 of Regulation S under the Securities Act.

2.6          Diligence. The Purchaser acknowledges that (a) the Purchaser has had an opportunity to conduct due diligence directly with the Company and as a result, currently may have, and later may come into possession of, information regarding the Company that is not currently publicly disclosed or is not known to the Seller and that may be material to the Seller’s decision to enter into the transactions contemplated herein to sell the Sale Shares owned by the Seller (the “Non-Public Information”), (b) the Seller is an existing stockholder, lender, advisor and/or service provider of the Company and may have had an opportunity to conduct due diligence directly with the Company and as a result, currently may have, and later may come into possession of, information regarding the Company that is not currently publicly disclosed or is not known to the Purchaser and that may be material to the Purchaser’s decision to enter into the transactions contemplated herein to purchase the Shares (the “Excluded Information”), (c) the Purchaser has been offered an opportunity to conduct its own due diligence and to obtain information concerning the terms and conditions of the Sale Shares necessary for it to evaluate the merits and risks of the Sale Shares, (d) the Purchaser has had access to the Company and its officers and other key personnel, including the opportunity to request and obtain information, and ask questions and receive answers from the Company and its officers, and has obtained all information from the Company or otherwise that it deems necessary or useful to make an investment decision, (e) the Purchaser has determined to enter into the transactions contemplated herein to purchase the Sale Shares owned by the Seller notwithstanding the Seller’s access to the Excluded Information and, if applicable, the Purchaser’s decision not to access the Excluded Information, and (f) neither the Seller nor any of its advisors shall have liability to the Purchaser, and the Purchaser hereby, to the extent permitted by Law, waives and releases any claims the Purchaser may have against the Seller or any of its advisors, with respect to the nondisclosure of the Excluded Information. The Purchaser also agrees and acknowledges that at the time of the execution of this Agreement and as at the Closing, (i) the Purchaser is aware that the Seller is a person connected (within the meaning of the SFO) with the Company and is or may be in possession of inside information (as that term is defined in the SFO) by virtue of it being a “substantial shareholder” (as defined in Parts XIII and XIV of the SFO) or otherwise; and (ii) the Seller has not counselled or procured it to deal in the Sale Shares or derivatives.

2.7          Sophisticated Investor. The Purchaser has such knowledge and experience in financial and business matters to make an informed decision with respect to the Purchaser’s purchase of the Sale Shares. The Purchaser is a sophisticated investor and has independently evaluated the merits of its decision to purchase the Sale Shares pursuant to this Agreement. In connection with such purchase, the Purchaser is not relying on the Seller or any of the Seller’s Affiliates or representatives in any respect in making its decision to make such purchase except for such representations and warranties of the Seller made under Article III.

2.8           No General Solicitation. The Purchaser acknowledges that it was not introduced to the Seller either directly or indirectly by means of a general solicitation or advertising relating to the sale of the Sale Shares.

2.9          Broker’s Fees. The Purchaser has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated herein for which the Seller (or its Affiliates) could become liable or obligated.

2.10        Sufficient Funds. Immediately prior to the Closing, the Purchaser will have sufficient immediately available and legitimate funds to fulfill its obligations under Section 1.2(b)(ii)(A).

2.11        No other Representations or Warranties. Other than the representations and warranties contained in Article III, it has not entered into this Agreement nor will it proceed to Closing in reliance of any representation or warranty of the Seller, express or implied nor any communications by the Seller, and none of the Seller, its Affiliates, or any of their respective officers, directors, employees or representatives make or have made any representation or warranty, express or implied, at law or in equity, with respect to the Company, the Sale Shares, or the businesses, assets or liabilities of the Company, including as to (x) merchantability or fitness for any particular use or purpose, (y) the operation of the Company’s business after the Closing or (z) the probable success or profitability of the Company’s business after the Closing. None of the Seller, its Affiliates, or any of their respective officers, directors, employees or representatives will have or be subject to any liability or indemnification obligation to the Purchaser resulting from any information relating to the Company delivered by (or on behalf of) the Seller to the Purchaser, other than as set forth herein.

III.      SELLER’S REPRESENTATIONS AND WARRANTIES

The Seller makes the following representations and warranties to the Purchaser as of the date hereof and the Closing Date:

3.1          Authority; Binding Effect. The Seller has the requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. All corporate action on the part of the Seller necessary for the authorization, execution and delivery of this Agreement and the performance of all of its obligations hereunder, including the sale of the Sale Shares, have been taken prior to the Closing. This Agreement has been duly and validly executed and delivered by the Seller and (assuming the due execution and delivery thereof by the Purchaser) constitutes the legal, valid and binding obligations of the Seller, enforceable against the Seller in accordance with its terms.

3.2          Ownership and Transfer. The Seller is the sole record and beneficial owner of the Sale Shares, free and clear of any mortgage, lien, pledge, charge, security interest, restriction on the right to vote, sell or otherwise dispose of the Sale Shares or other encumbrance (collectively, “Liens”), and will transfer and deliver to the Purchaser at the Closing valid, good and marketable title to the Sale Shares free and clear of any Lien.

3.3          No Conflicts. Except as would not have a material impact on the Seller’s ability to consummate the transactions contemplated by this Agreement and perform its obligations hereunder, the execution and delivery of this Agreement and the sale and delivery of the Sale Shares by the Seller and the consummation of the transactions contemplated herein and compliance by the Seller with its obligations hereunder do not and will not, whether with or without the giving of notice or passage of time or both, (i) conflict with or constitute a breach of, or default under, require any consent or other action by any Person under, give rise to any right of termination, cancellation or acceleration of any right or obligation of any Person, or result in the creation or imposition of any tax, Lien, limitation or restriction upon the Sale Shares or any property or assets of the Seller, pursuant to any contract, indenture, mortgage, deed of trust, loan or credit agreement, note, license, lease or other agreement or instrument to which the Seller is a party or by which the Seller is bound, or to which any of the property or assets of the Seller is subject, or (ii) result in any violation of the provisions of Organizational Documents of the Seller or any applicable treaty, law, statute, rule, regulation, judgment, order, writ or decree of any government, government instrumentality or court, domestic or foreign, having jurisdiction over the Seller or any of its properties.

3.4          Non-Public Information. The Seller acknowledges that (a) the Purchaser has had an opportunity to conduct due diligence directly with the Company and as a result, currently may have, and later may come into possession of, Non-Public Information, (b) the Seller has determined to enter into the transactions contemplated herein to sell the Shares owned by the Seller notwithstanding the Purchaser’s access to the Non-Public Information and, if applicable, the Seller’s decision not to access the Non-Public Information, and (c) neither the Purchaser nor any of its advisors shall have liability to the Seller, and the Seller hereby, to the extent permitted by Law, waives and releases any claims it may have against the Purchaser or any of its advisors, with respect to the Purchaser’s nondisclosure of the Non-Public Information.

3.5          No Consents. Except for any filing or notification required to be made with the SEC regarding the transactions contemplated under this Agreement after the date hereof or after the consummation of such transactions, no filing with, or consent, approval, authorization, order, registration, qualification or decree of, or any other action by or in respect of, any court or governmental authority or agency, domestic or foreign, is necessary or required for the entry into of this Agreement by the Seller or the performance by the Seller of its obligations hereunder or the sale and delivery of the Sale Shares by the Seller and the consummation of the transactions contemplated herein.

3.6           No Direct Selling Efforts. Neither Seller, nor any of its Affiliates, nor any person acting on its or their behalf, has engaged in any form of general solicitation or direct selling efforts as that term is defined in Rule 902 of Regulation S under the Securities Act in connection with the offer or sale of the Sale Shares.

3.7          Broker’s Fees. The Seller has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated herein for which the Purchaser (or its Affiliates) could become liable or obligated.

3.8          Exempt Offering. Assuming the accuracy of the Purchaser’s representations and warranties made under Article II, the offer and sale of the applicable Sale Shares under this Agreement are or will be exempt from the registration requirements and prospectus delivery requirements of the Securities Act, and from the registration or qualification requirements of any other applicable securities Laws and regulations.

3.9          No other Representations or Warranties. Other than the representations and warranties contained in Article II, it has not entered into this Agreement nor will it proceed to Closing in reliance of any representation or warranty of the Purchaser, express or implied nor any communications by the Purchaser, and none of the Purchaser, its Affiliates, or any of their respective officers, directors, employees or representatives make or have made any other representation or warranty, express or implied, at law or in equity to the Seller. None of the Purchaser, its Affiliates, or any of their respective officers, directors, employees or representatives will have or be subject to any liability or indemnification obligation to the Seller resulting from any information relating to the Company delivered by (or on behalf of) the Purchaser to the Seller, other than as set forth herein.

IV.      CONDITIONS PRECEDENT

4.1          The obligations of the Seller to consummate the Closing and under Section 1.2(b)(i) hereof are subject to the following conditions:

(a)           All of the representations and warranties of the Purchaser contained in Article II shall be true and correct in all respects on and as of the date hereof and on the Closing Date.

(b)           The Purchaser has performed all of its obligations contained in this Agreement (to be performed prior to the Closing) in all material respects.

(c)            No provision of any applicable treaty, law, statute, rule, regulation, judgment, order, writ or decree of any government, government instrumentality or court, domestic or foreign, shall prohibit the consummation of the Closing.

4.2          The obligations of the Purchaser to consummate the Closing and under Section 1.2(b)(ii) hereof are subject to the following conditions:

(a)            All of the representations and warranties of the Seller contained in Article III shall be true and correct in all respects on and as of the date hereof and on the Closing Date.

(b)           The Seller has performed all of its obligations contained in this Agreement (to be performed prior to the Closing) in all material respects.

(c)           No provision of any applicable treaty, law, statute, rule, regulation, judgment, order, writ or decree of any government, government instrumentality or court, domestic or foreign, shall prohibit the consummation of the Closing.

V.       COVENANTS

5.1          Notification. Each Party to this Agreement will notify the other Party as soon as reasonably practicable (but in any event prior to the Closing Date) in the event it comes to such Party’s attention that any of such Party’s representations or warranties set out in this Agreement has ceased to be true and accurate in any material respect or there has been any breach by such Party of any of its agreements contained in this Agreement or any failure by such Party to comply with any of its obligations contained in this Agreement.

5.2           Confidentiality and Publicity.

(a)            Each Party agrees to, and shall cause its agents, representatives, Affiliates, employees, officers and directors to: (i) treat and hold as confidential (and not disclose or provide access to any Person to) all confidential information with respect to the other Party, or relating to the transactions contemplated hereby, other than to their respective representatives, Affiliates, employees, officers and directors who need to know such confidential information, provided that (A) each Party is permitted to disclose information that is required to be disclosed by applicable law, any government or applicable securities exchange, as applicable, or any amendments thereto and (B) each Party is permitted to disclose, or cause to be disclosed, information related to the transactions contemplated under this Agreement (including a copy of this Agreement) to the Company, the Company’s directors, officers and advisors, (together with the disclosure as referred to in clauses (A), the “Permitted Disclosure”), (ii) in the event that any Party or any agent, representative, Affiliate, employee, officer or director of such Party becomes legally compelled to disclose any such information (except for the Permitted Disclosure), provide the other Party with prompt written notice of such requirement so that the other Party may, at its sole cost and expense, seek a protective order or other remedy or waive compliance with this Section 5.2(a), (iii) in the event that such protective order or other remedy is not obtained, or the other Party waives compliance with this Section 5.2(a), furnish only that portion of such confidential information which is legally required to be provided and exercise its reasonable endeavors to obtain assurances that confidential treatment will be accorded such information and (iv) prior to making a Permitted Disclosure, the disclosing Party shall in good faith consult and coordinate with the other Party with respect to the timing and content of such disclosure; provided, however, that this Section 5.2(a) shall not apply to any information that, at the time of disclosure, is in the public domain and was not disclosed in breach of this Agreement by such Party or any of its agents, representatives, Affiliates, employees, officers or directors.

(b)           No Party shall make, or cause to be made, any press release or public announcement in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other Party, unless otherwise required by law, any government or applicable securities exchange.

VI.      MISCELLANEOUS

6.1           Certain Definitions. For purposes of this Agreement, the following terms shall have the meanings specified in this Section 6.1:

“Affiliate” means, with respect to a person, any other person that, directly or indirectly, Controls, is Controlled by or is under common Control with such person.

“Business Day” means any day except any Saturday, any Sunday, any day that is a federal legal holiday in the United States or any day on which banking institutions in the State of New York, the State of California, the People’s Republic of China, Hong Kong, the Cayman Islands or the British Virgins Islands are authorized or required by law or other governmental action to close.

“Class A Ordinary Shares” means class A ordinary shares, par value of US$0.0001 per share, of the Company.

“Company” means Baozun Inc., a Cayman Islands exempted company.

“Control” of a given person means the power or authority, whether exercised or not, to direct the business, management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

“Organizational Documents” means, with respect to any person, the memorandum of association, articles of association, articles of incorporation, certificate of incorporation, bylaws and any charter, partnership agreements, joint venture agreements or other organizational documents of such entity and any amendments thereto.

“Per Share Consideration” means US$0.9143 per Class A Ordinary Share (equivalent of US$2.7429 per ADS of the Company).

“Purchase Price” means US$21,780,893, which is the aggregate amount equal to the Per Share Consideration (US$0.9143) multiplied by the number of the Sale Shares (26,469,422) multiplied by 90%.

“Securities Act” means the Securities Act of 1933, as amended.

“SEC” means U.S. Securities and Exchange Commission.

“SFC” means the Securities and Futures Commission of Hong Kong.

“SFO” means the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong).

6.2          Termination. This Agreement may be terminated prior to the Closing (a) by mutual written consent of the Seller and the Purchaser, or (b) by the Seller or by the Purchaser if the Closing shall not have occurred within one (1) month from the date hereof; provided, that a Party shall not have the right to terminate this Agreement pursuant to this Section 6.2(b) if such Party is then in breach of this Agreement. Upon the termination of this Agreement pursuant to this Section 6.2, all further obligations of the Parties hereto under this Agreement (other than Sections 5.2, 6.1, 6.5, 6.6, 6.8 to 6.10, 6.12, 6.14, which shall survive the termination of this Agreement) shall terminate without liability of any Party to the other Party hereto, except that no such termination shall relieve any Party hereto from liability for any fraud or breach of this Agreement that occurred prior to such termination.

6.3          Further Assurances. The Parties agree to execute and deliver such other documents or agreements and to take such other action as may be necessary or desirable for the implementation of this Agreement and the consummation of the transactions contemplated hereby.

6.4          Complete Agreement; Amendments; Waivers. This Agreement constitutes the complete agreement between the Parties with respect to the subject matter hereof, supersedes any previous agreement or understanding between them relating hereto and may not be modified, altered or amended except as provided herein. This Agreement can be amended, supplemented or changed only by written instrument making specific reference to this Agreement signed by both of the Seller and the Purchaser, or with respect to any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by the Party against whom enforcement of any such waiver is sought. The waiver by any Party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law.

6.5           Tax; Expenses. Each Party shall bear its own tax in connection with the transaction contemplated herein and costs and expenses incurred in connection with the negotiation and execution of this Agreement and each other document and instrument contemplated by this Agreement and the consummation of the transactions contemplated hereby and thereby.

6.6          Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic and legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions be consummated as originally contemplated to the fullest extent possible.

6.7          Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective heirs, successors and permitted assigns. Nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any person or entity not a Party to this Agreement. No assignment of this Agreement or of any rights or obligations hereunder may be made by any Party hereto (by operation of law or otherwise) without the prior written consent of the other Party and any attempted assignment without the required consent shall be void.

6.8          Governing Law. This Agreement shall be interpreted, construed and governed by and in accordance with the laws of the Republic of Singapore without regard to the conflicts of law principles thereof.

6.9          Dispute Resolution.

(a)          Any dispute arising out of or in connection with this Agreement, including any question regarding its existence, validity or termination, shall be referred to and finally resolved by arbitration administered by the Singapore International Arbitration Centre (“SIAC”) in accordance with the Arbitration Rules of the Singapore International Arbitration Centre (“SIAC Rules”) for the time being in force, which rules are deemed to be incorporated by reference in this provision. The seat of the arbitration shall be Singapore. The Tribunal shall consist of three arbitrators. The language of the arbitration shall be English.

(b)          Notwithstanding the foregoing, the Parties hereby consent to and agree that in addition to any recourse to arbitration as set out in Section 6.9(a), any Party may, to the extent permitted under the SIAC Rules, seek an interim injunction or other form of relief from the SIAC as provided for in the SIAC Rules. Such application shall also be governed by, and construed in accordance with, the Laws of the Republic of Singapore.

(c)          The Parties hereto agree that the obligations imposed on them in this Agreement are special, unique and of an extraordinary character and irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each Party to this Agreement (i) shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the forum described in this Section 6.9, without proof of damages or otherwise, this being in addition to any other remedy at law or in equity, and (ii) hereby waives any requirement for the posting of any bond or similar collateral in connection therewith. Each Party hereto agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that (x) any other Party has an adequate remedy at law or (y) an award of specific performance is not an appropriate remedy for any reason at law or equity.

6.10        Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given when delivered personally or by international courier to the Parties at the following addresses (or to such other address as a Party may have specified by notice given to the other Party pursuant to this provision):

If to the Seller, to:

c/o Alibaba Group Services Limited

26th Floor, Tower One

Times Square, 1 Matheson Street

Causeway Bay, Hong Kong S.A.R.

Attention: General Counsel

Email: legalnotice@list.alibaba-inc.com

With a copy to (which shall not constitute notice):

Kirkland & Ellis International LLP

c/o 26th Floor, Gloucester Tower

The Landmark

15 Queen’s Road Central

Hong Kong

Attention: Peng Yu

E-mail: peng.yu@kirkland.com

If to the Purchaser, to:

c/o ACCF CAPITAL MANAGEMENT PTE.LTD

Room 2905, Jingan Kerry Center, No. 1515 West Nanjing Road, Jingan

District, Shanghai, PRC

Attention: Krystal Wei

E-mail: Krystal.wei@accfcapital.com

6.11         Survival. All of the representations and warranties made by each Party in this Agreement shall survive the Closing for three (3) year.

6.12        Adjustment for Share Combination, etc. In the event of any subdivision, combination or share or extraordinary dividend of or on the Sale Shares, with an effective or record date from the date hereof until the Closing, the Parties shall negotiate in good faith an amendment to this Agreement to amend the references to a specific number of Sale Shares and Per Share Consideration to reflect the effect of such subdivision, combination or dividend.

6.13         Section and Other Headings. The section and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

6.14        Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, all of which when executed and delivered shall be considered one and the same agreement.

[signature page follows]

Schedule A Seller’s Bank Account

Beneficiary Bank Name: The Hongkong and Shanghai Banking Corporation Limited

Beneficiary Bank SWIFT: HSBCHKHHHKH

Beneficiary: Alibaba Investment Limited

Beneficiary Account Number: 808410625274

IN WITNESS WHEREOF, each of the Parties has executed this Agreement as of the day and year first above written.

Alibaba Investment Limited

By:	/s/ Lei Jin
Name:	Lei Jin
Title:	Director

[Signature Page to Share Purchase Agreement]

IN WITNESS WHEREOF, each of the Parties has executed this Agreement as of the day and year first above written.

Champion Kerry Inc.

By:	/s/ Jun WANG
Name:	Jun WANG
Title:	Director

[Signature Page to Share Purchase Agreement]